Exhibit 99.4

SEALY NEWMARKET GENERAL PARTNERSHIP

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010 (UNAUDITED) AND 2009 (UNAUDITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Sealy Newmarket General Partnership

Shreveport, Louisiana

We have audited the accompanying consolidated balance sheet of Sealy Newmarket General Partnership (the “Partnership”) as of December 31, 2011, and the related consolidated statements of operations, partners’ capital, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Frazier & Deeter, LLC

March 9, 2012

Atlanta, Georgia

SEALY NEWMARKET GENERAL PARTNERSHIP

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2011 AND 2010 (UNAUDITED)

	September 30,	September 30,
		2010
	2011	(UNAUDITED)
ASSETS
PROPERTY AND EQUIPMENT
Buildings and improvements	$36,640,265	$36,291,697
Land	6,286,506	6,286,506
Tenant improvements	2,348,102	2,044,225

Total property and equipment, at cost	45,274,873	44,622,428
Less accumulated depreciation	5,271,688	3,777,173

Total property and equipment, net	40,003,185	40,845,255

CASH AND CASH EQUIVALENTS	436,588	978,250

RESTRICTED CASH	5,358,244	4,141,546

OTHER ASSETS
Acquired intangible assets, net	534,280	734,285
Deferred rent receivable	517,685	396,292
Deferred financing costs, net of accumulated amortization of $96,737 and $67,716 for 2011 and 2010	145,096	174,117
Prepaid expenses and other assets	37,226	37,609
Tenant rent receivable	7,582	19,750
Due from related parties	84,044	13,300
Deferred leasing costs, net of accumulated amortization of $206,145 and $109,797 for 2011 and 2010	393,489	309,019

Total other assets	1,719,402	1,684,372

TOTAL ASSETS	$47,517,419	$47,649,423

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Note payable	$37,000,000	$37,000,000
Accrued interest payable	4,805,641	500,167
Accounts payable and accrued expenses	378,925	301,281
Unearned revenues	120,449	197,532
Tenant security deposits	103,049	137,121
Acquired intangible obligations, net	1,129	1,953

Total liabilities	$42,409,193	$38,138,054

PARTNERS’ CAPITAL	$5,108,226	$9,511,369

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$47,517,419	$47,649,423

See accompanying notes to consolidated financial statements.

SEALY NEWMARKET GENERAL PARTNERSHIP

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 (UNAUDITED), AND 2009 (UNAUDITED)

	September 30,	September 30,	September 30,
	2011	2010 (UNAUDITED)	2009 (UNAUDITED)
REVENUES
Minimum rent	$2,628,897	$3,386,610	$4,033,490
Tenant Reimbursements	379,433	785,326	490,804

Total revenues	$3,008,330	$4,171,936	$4,524,294

OPERATING EXPENSES
Depreciation and amortization	1,648,561	1,781,988	1,830,598
Repairs and maintenance	644,250	1,048,712	610,954
Property taxes	336,181	392,875	396,571
General and administrative	244,936	261,787	187,042
Management fees	104,399	144,646	182,675
Bad Debt	22,648	—	—
Insurance	75,722	75,533	73,322

Total operating expenses	3,076,697	3,705,541	3,281,162

OPERATING INCOME (LOSS)	(68,367)	466,395	1,243,132

OTHER INCOME (EXPENSE)
Other income	18,563	18,998	70,385
Interest expense	(4,353,339)	(2,422,504)	(2,318,580)

Total other expense	(4,334,776)	(2,403,506)	(2,248,195)

NET LOSS	$(4,403,143)	$(1,937,111)	$(1,005,063)

See accompanying notes to consolidated financial statements.

SEALY NEWMARKET GENERAL PARTNERSHIP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 (UNAUDITED), AND 2009 (UNAUDITED)

	September 30,	September 30,	September 30,
	Sealy Newmarket Ventures, L.P.	WRT-Atlanta, L.L.C.	Total
BALANCE, DECEM BER 31, 2008 (UNAUDITED)	$4,090,779	$8,692,906	$12,783,685
Distributions	(105,646)	(224,496)	(330,142)
Net Loss	(321,620)	(683,443)	(1,005,063)

BALANCE, DECEM BER 31, 2009 (UNAUDITED)	3,663,513	7,784,967	11,448,480
Net Loss	(619,876)	(1,317,235)	(1,937,111)

BALANCE, DECEM BER 31, 2010 (UNAUDITED)	3,043,637	6,467,732	9,511,369
Net Loss	(1,409,006)	(2,994,137)	(4,403,143)

BALANCE, DECEM BER 31, 2011	$1,634,631	$3,473,595	$5,108,226

See accompanying notes to consolidated financial statements.

SEALY NEWMARKET GENERAL PARTNERSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 (UNAUDITED), AND 2009 (UNAUDITED)

	September 30,	September 30,	September 30,
	2011	2010 (UNAUDITED)	2009 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,403,143)	$(1,937,111)	$(1,005,063)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	1,494,515	1,594,340	1,620,523
Amortization of acquired intangibles	199,183	472,151	605,443
Amortization of deferred financing costs	29,021	29,021	29,021
Amortization of deferred leasing costs	96,348	64,070	28,361
(Increase) decrease in:
Restricted cash	(1,216,698)	203,009	(713,968)
Deferred rent receivable	(121,393)	(219,966)	(90,267)
Prepaid expenses and other assets	382	811	(3,134)
Tenant rent receivable	12,168	43,498	3,334
Due from related parties	(70,744)	(13,300)	—
Deferred leasing costs paid	(180,819)	(186,442)	(158,524)
Increase (decrease) in:
Accrued interest	4,305,474	500,168	—
Accounts payable and accrued expenses	77,644	(229,582)	416,379
Unearned revenues	(77,083)	(107,099)	193,881
Tenant security deposits	(34,072)	219	(2,069)

Net cash provided by operating activities	110,783	213,787	923,917

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(652,445)	(788,832)	(512,478)

Net cash used in investing activities	(652,445)	(788,832)	(512,478)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to partners	—	—	(330,142)

Net cash used in financing activities	—	—	(330,142)

Change in cash and cash equivalents	(541,662)	(575,045)	81,297

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	978,250	1,553,295	1,471,998

CASH AND CASH EQUIVALENTS, END OF YEAR	$436,588	$978,250	$1,553,295

Cash paid during the year for interest	$18,845	$1,893,315	$2,289,560

See accompanying notes to consolidated financial statements.

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 (UNAUDITED), AND 2009 (UNAUDITED)

1.	ORGANIZATION

Sealy Newmarket General Partnership (“the Partnership”), a Delaware partnership, was organized May 2, 2008 (expires December 31, 2056) by Sealy Newmarket Ventures, L.P. (“Sealy”) and WRT-Atlanta, L.L.C. (“WRT”) (collectively, the “Partners”) to acquire, own, hold, manage, operate, mortgage, pledge, sell, assign, transfer and lease certain commercial properties located in Cobb County, Georgia, (the “Property”). The Partnership acquired the Property on August 20, 2008 and began operations.

(a)	Profits (Losses) Allocation

Profits and losses are allocated to the Partners in accordance with the terms of the Partnership agreement. Capital contributions of the Partners do not earn preferred returns. Profits are allocated as follows:

(i)

First, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the balance of their Additional Capital Contributions Preferred Return Accounts; and

(ii)

Second, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (i) above, plus the balance of their respective Additional Capital Contribution Accounts; and

(iii)

Third, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (ii) above, plus the balance of their respective Initial Capital Contribution Account Balances; and

(iv)

Fourth, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (iii) above, plus the balance of their respective Initial Capital Contribution Account Balances; and

(v)

Fifth, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (iv) to be in the same proportions as their respective Residual Percentages; and

(vi)	Sixth, any remainder allocated to the Partners in proportion to their respective Residual Percentage Interests.

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 (UNAUDITED), AND 2009 (UNAUDITED)

1.	ORGANIZATION (CONTINUED)

Losses are allocated to the Partners as follows:

(i)

First, to the Partners in proportion to and to the extent of the amounts necessary to cause the amounts by which such Partners’ Capital Accounts exceed the sum referred to in tier (iv) of the profit allocation shown above to be in the same proportions as their respective Residual Percentages; and

(ii)

Second, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (iv) of the profit allocation shown above; and

(iii)

Third, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (iii) of the profit allocation shown above; and

(iv)

Fourth, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (ii) of the profit allocation shown above; and

(v)

Fifth, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (i) of the profit allocation shown above; and

(vi)	Sixth, to the Partners in proportion to, and to the extent of the amounts necessary to cause their respective Capital Accounts to equal zero.

(b)	Distribution of cash flows

The Partnership’s distributable cash, as defined, shall be distributed as follows:

(i)	First, to the Partners in proportion to their respective Additional Capital Contributions Account balances until such balances are reduced to zero; and

(ii)

Second, to the Partners in proportion to their respective Initial Capital Preferred Return Account balances until their respective Additional Capital Preferred Return Account balances are reduced to zero; and

(iii)	Third, any balance to the Partners in proportion to their respective Residual Percentage.

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 (UNAUDITED), AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation—The Partnership presents its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) as provided in the Financial Accounting Standard Board’s Accounting Standards Codification (the “Codification” or “ASC”). The Codification is the single source of authoritative accounting principles applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP.

The Partnership’s consolidated financial statements include its accounts and the accounts of Sealy Newmarket, L.P., which holds the Property, and Sealy Newmarket General Partner, L.P. All intercompany profits, balances and transactions are eliminated in consolidation.

Use of estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Property and equipment—Property and equipment, including property improvements are recorded at cost. Major renewals and purchases of equipment are capitalized. Repairs and maintenance are charged to operations as incurred.

Property and equipment are depreciated over their estimated useful lives using the straight- line method. Estimated useful lives are 5 to 39 years for buildings and improvements, and 15 years for land improvements. Depreciation of tenant improvements is computed using the straight-line method over the life of the respective lease. Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $1,494,515, $1,594,430 and $1,620,523, respectively.

Cash and cash equivalents—All highly-liquid debt investments with original maturities of three months or less are considered to be cash equivalents.

Restricted cash—Restricted cash represents amounts escrowed for property taxes, tenant improvements, commissions, repairs and improvements, and debt service.

Tenant rent receivable—The Partnership’s estimate for the allowance for uncollectible accounts represents the probable incurred losses within its tenant receivables as of December 31, 2011 and 2010. The Partnership estimates probable incurred losses based upon an evaluation of delinquent accounts along with the Partnership’s own experience with collections and charge-offs. There was no allowance for doubtful accounts as of December 31, 2011 and 2010. There was bad debt expense recorded for one tenant in the amount of $22,648 for the year ended December 31, 2011. There was no bad debt expense for the years ended December 31, 2010 and 2009.

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 (UNAUDITED), AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Deferred financing costs—Deferred financing costs are related to the Partnership’s note payable. Financing costs are amortized, as a component of interest expense, over the term of the loan using a method that approximates the effective-interest method.

Deferred leasing costs—Deferred leasing costs are related to commissions paid for certain tenant leases. Leasing costs are capitalized and amortized over the life of the respective tenant lease.

Accounting for intangible assets and liabilities—Accounting guidance for acquisitions of a business prior to revised guidance effective for the first annual reporting period beginning on or after December 15, 2008, required that upon acquisition, the purchase price is to be allocated to the components of the acquisition based on the Partnership’s estimates and assumptions of each component’s fair value. These estimates and assumptions impact the amount of costs allocated between components. They also impact depreciation expense and gains or losses recorded on future sales of property. First, the Partnership determines the value of the physical property including land, buildings, and improvements utilizing an “as- if vacant” methodology. Factors considered by management in their analysis of the “as-if vacant” value include lost rentals at market rates during an expected lease-up period and costs to execute similar leases including incremental tenant improvements, leasing commissions, and other related expenses. The Partnership also considers information obtained about the property as a result of its pre-acquisition due diligence.

The balance of the purchase price is allocated to tenant improvements and acquired intangible assets or liabilities. Tenant improvements represent the tangible assets associated with the acquired leases and are valued at estimated fair market value on the acquisition date considering the remaining lease terms. They are classified as a component of property and equipment on the consolidated financial statements and are depreciated over the remaining lease terms. Expiration dates of acquired non-cancellable leases extend to 2018. Acquired intangible assets and liabilities relate to the value of acquiring a property with existing in-place operating leases and come in three forms: (i) acquired lease origination values, (ii) acquired above and below market in place leases, and (iii) acquired tenant relationships.

Acquired lease origination values are costs the Partnership estimates, based on terms generally experienced in the local market, it would incur to execute leases with terms similar to the remaining lease terms of the in-place leases, including commissions and other related expenses. They are recorded as a component of acquired intangible assets in the accompanying consolidated financial statements and are amortized over the remaining terms of the respective non-cancellable leases.

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 (UNAUDITED), AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Acquired above and below market in place leases are recorded based on the present value (using a discount rate that reflects the risks associated with the property acquired and the respective tenants) of the difference between (i) the contractual amount to be paid pursuant to the in place lease and (ii) management’s estimate of the fair market lease rate for a comparable in place lease on the acquisition date, measured over a period equal to the remaining non-cancellable term of the lease. Above market in place leases are classified as a component of acquired intangible assets in the accompanying consolidated financial statements and are amortized as a reduction of rental income over the remaining terms of the respective leases. Below market in place leases are classified as a component of acquired intangible liabilities in the accompanying consolidated financial statements and are amortized as an increase to rental income over the remaining terms of the respective leases.

Prepaid expenses and other assets—Prepaid expenses and other assets include such items as prepaid insurance and vendor deposits.

Revenue recognition—Minimum rent revenue is recognized on a straight-line basis over the term of the lease agreements regardless of when payments are due. Differences between rents billed in accordance with the lease terms and the minimum rent revenue recognized on a straight-line basis are reported as deferred rent receivable in the consolidated accompanying financial statements. Tenant reimbursements are accrued as revenue in the same period the related expenses are incurred by the Partnership. For the years ended December 31, 2011, 2010, and 2009 the Partnership incurred $18,389, $297,764, and $0 of costs related to tenant improvements on behalf of a tenant, which are reimbursable to the Partnership per the terms of the lease agreement. These direct tenant costs are presented as a component of repairs and maintenance and tenant reimbursement revenue on the accompanying consolidated statements of operations.

Income taxes—No federal or state income taxes are payable by the Partnership, and none have been provided for in the accompanying consolidated financial statements. The Partners are to include their respective shares of Partnership income or losses, determined on an income tax basis, in their individual tax returns. The Partnership’s tax return and the amount of allocable Partnership profits or losses are subject to examination by federal and state taxing authorities. If such examinations result in changes to Partnership profits or losses, then the tax liability of the Partners would be changed accordingly.

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 (UNAUDITED), AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Partnership recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Tax years that remain subject to examination by major tax jurisdictions date back to the year ended December 31, 2008. Federal and state income tax positions taken or anticipated to be taken in the income tax returns are attributable to the Partners and not to the entity. As of December 31, 2011 and 2010, there are no known items which would result in a material accrual attributable to uncertain tax positions.

Impairment of long-lived assets and long-lived assets to be disposed of —The Partnership reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There was no impairment charge recognized during the years ended December 31, 2011, 2010, and 2009.

Subsequent events—Management has evaluated subsequent events through March 9, 2012, the date which the consolidated financial statements were available to be issued.

3.	DEFERRED FINANCING AND LEASING COSTS

Amortization of deferred financing costs for the years ended December 31, 2011, 2010 and 2009 was $29,021 for each year. The following is a schedule by year of future amortization of deferred financing costs:

September 30,
Year Ending December 31,
2012	$29,021
2013	29,021
2014	29,021
2015	29,021
2016	29,012

$145,096

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 (UNAUDITED), AND 2009 (UNAUDITED)

3.	DEFERRED FINANCING AND LEASING COSTS (CONTINUED)

Deferred leasing costs are related to commissions paid for certain tenant leases. Leasing costs are capitalized and are amortized over the life of the respective tenant leases. Amortization of deferred leasing costs was $96,348, $64,070 and $28,361 for the years ended December 31, 2011 and 2010 and 2009, respectively. An additional $365, $-, and $2,752 of commissions was expensed in the years ended December 31, 2011, 2010 and 2009, respectively, due to the related leases having a life of less than one year or a total commission amount of less than $1,000. The following is a schedule by year of future amortization of deferred leasing costs:

September 30,
Year Ending December 31,
2012	$94,487
2013	84,993
2014	68,686
2015	44,758
2016	17,495
Thereafter	83,070

$393,489

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 (UNAUDITED), AND 2009 (UNAUDITED)

4.	ACQUIRED INTANGIBLE ASSETS AND OBLIGATIONS

The Partnership’s acquired intangible assets and obligations as of December 31 are:

	September 30,	September 30,
	2011	2010
Acquired lease origination values
Original allocated values	$570,713	$570,713
Less: accumulated amortization	(446,314)	(388,618)

	124,399	182,095

Acquired above market in place leases
Original allocated values	$1,522,851	$1,522,851
Less: accumulated amortization	(1,112,970)	(970,661)

	409,881	552,190

Net book value of total acquired intangible assets	$534,280	$734,285

Acquired below market in place lease
Original allocated values	$16,132	$16,132
Less: accumulated amortization	(15,003)	(14,179)

Net book value of total acquired intangible obligations	$1,129	$1,953

For the years ended December 31, 2011, 2010 and 2009, net amortization of acquired intangible assets was $199,183, $472,151 and $605,443, respectively. Of that amount, $141,483, $348,574 and $423,733 of net amortization resulting from acquired above and below market in place leases was reported in minimum rent revenue for the years ended December 31, 2011, 2010, and 2009, respectively.

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 (UNAUDITED), AND 2009 (UNAUDITED)

5.	RELATED PARTY TRANSACTIONS

The Partnership has entered into a management agreement with a property management company related to Sealy, and will pay a monthly management fee of 3.5% of gross receipts from the Property less any third-party management fees, 50% of all late payments and returned checks collected, and an accounting fee of $2,025 per month. Management fees paid to related parties for the years ended December 31, 2011, 2010 and 2009 were $104,399, $144,646 and $182,675, respectively. The management agreement also states that the related party may receive leasing commissions of 3.00% to 6.75%. Leasing commissions paid to the related party for the years ended December 31, 2011, 2010 and 2009 were $34,570 and $54,896 and $33,263, respectively. All employees are currently employed by Sealy Operating Company III, Inc., a related party, and the Partnership periodically reimburses the management company for the salaries of the onsite staff. The Partnership also reimburses Sealy & Company, L.L.C., a related party, for miscellaneous postage, copier charges, and bank statement fees incurred.

During the years ended December 31, 2011, 2010, and 2009, the Partnership paid $22,500, $10,000, and $0, respectively, on behalf of Sealy Acquisitions, LLC, a related party, for costs incurred related to the loan renegotiation. The remaining related party receivables represent amounts paid by the Partnership on behalf of the Partners for tax preparation and annual registration fees that are expected to be reimbursed at some time in the future. No interest is due and there are no set repayment terms on any of the related party receivables. All amounts are expected to be collected.

6.	NOTE PAYABLE

On August 20, 2008, in connection with the acquisition of the Property, the Partnership assumed a $37,000,000 note payable (the “Note”) from the seller. The Note bears interest at a fixed rate of 6.12% per annum and matures on November 10, 2016, at which time any unpaid principal and interest are due. From December 2006 until November 2011, monthly interest only payments are due. From December 2011 until the maturity date, monthly principal and interest payments of $224,696 are due. The Note is collateralized by the Property, an assignment of rents and leases, all deposits held by lender, all account receivables and personal guarantees from two affiliates of Sealy. The Note had an outstanding balance of $37,000,000 at December 31, 2011 and 2010. Interest expense on the Note, exclusive of amortization of deferred financing costs, was $4,324,318, $2,393,483, and $2,289,559 for the years ended December 31, 2011, 2010, and 2009, respectively.

The terms of the Note require the Partnership to direct all tenants of all leases to pay their rent directly into a clearing account (“Rent Account”) to provide additional collateral to the lender. The Partnership must deposit any and all other receipts into the Rent Account within two days of receipt. All funds deposited in the Rent Account will be transferred not less than weekly to the Partnership’s account. The balance of the Rent Account will be distributed in accordance with the agreement.

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 (UNAUDITED), AND 2009 (UNAUDITED)

6.	NOTE PAYABLE (CONTINUED)

Principal maturities of the Note after December 31, 2011 are as follows:

September 30,
Years ending December 31,
2012	$405,878
2013	438,410
2014	466,401
2015	496,179
2016	35,193,132

$37,000,000

Upon closing of the loan, the seller was required to set aside certain amounts of the loan proceeds into escrow accounts to pay future costs such as insurance, repairs, taxes and leasing commissions. These escrow accounts were transferred to the Partnership upon assumption of the loan. The Partnership is required to make monthly payments into these escrow accounts to pay future costs such as insurance, repairs, taxes and leasing commissions. The balances in these escrow accounts will be distributed in accordance with the terms of the Note.

In 2010, the Partnership stopped paying interest on the Loan after its November payment in order to expedite the process of negotiating a debt restructuring of the Loan with the special servicer. This was done to make available the needed cash flows for capital expenditures and leasing commissions to re-lease the Property. Restricted cash for debt repayment consist of excess cash paid to the lender monthly and held in a suspense account until renegotiation of the Note is reached. The restricted cash will be used to reduce the principal balance of the Note. See Note 8.

The Partnership has submitted its proposal for a loan modification to the special servicer and is currently in negotiations with the special servicer on restructuring the Note. As of the date of the consolidated financial statements, no final agreement has been reached. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Partnership be unable to restructure the debt and continue in existence as a going concern.

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 (UNAUDITED), AND 2009 (UNAUDITED)

6.	NOTE PAYABLE (CONTINUED)

Since the Note is in default, the Note is subject to the default interest rate as described in the Note of 5.00% per annum in addition to the fixed rate of 6.12% per annum, for a total of 11.12% per annum. The default interest accrued for the year ended December 31, 2011 and 2010 was $1,850,000 and $97,632, respectively. Late fees are charged equal to 5.00% of the payment amount due. For the year ended December 31, 2011 and 2010, late fees of $178,468 and $13,469 were included in accrued interest.

7.	OPERATING LEASES

The Partnership leases the Property to tenants under operating leases with expiration dates extending to 2020. The leases typically provide for minimum rent and other charges to cover certain operating expenses. Minimum future rentals on non-cancellable leases at December 31, 2011 are as follows:

September 30,
Years ending December 31,
2012	$2,465,772
2013	2,054,766
2014	1,753,366
2015	1,175,673
2016	627,904
Thereafter	1,342,291

$9,419,772

8.	RISKS AND UNCERTAINTIES

The Property has experienced a significant decline in operating cash flow stemming from a decline in occupancy levels, lower market rents and increased concessions to compete in the weakened industrial real estate market in Atlanta, Georgia. Management of the Partnership believes that a restructuring of the terms of the Loan is necessary to ensure adequate cash flow to make necessary capital expenditures to the Property and to pay needed concessions for re-tenanting.

Management’s proposal to the special servicer consists of a modification of the Loan. Negotiations are still in progress with the special servicer and no agreements have been finalized as of the date of the consolidated financial statements. Management, however, believes that a restructuring arrangement will eventually be reached. The partners are willing to invest additional equity to ensure that the Partnership can continue its operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Partnership be unable to restructure the debt and continue in existence as a going concern.

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 (UNAUDITED), AND 2009 (UNAUDITED)

9.	CONCENTRATION OF CREDIT RISK

The Company maintains its cash in bank deposits, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.